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                                                                    Exhibit 10.3

                           SERVICES PROVIDER AGREEMENT

  This Agreement is made and entered into this __________________________ by and between

                           AmazeScape.com Inc.             ("Client")
  located at               264 Airmont Avenue
                           Mahwah NJ 07430

  and                      Meglyn Enterprises Inc.        ("Provider")
  located at               309 Pleasant Pl
                           Teaneck, NJ 07666

                                    RECITALS

  WHEREAS, Provider is engaged in providing software development and consulting services for Internet businesses.

  WHEREAS, Provider is engaged in selling computer hardware and peripherals.

  WHEREAS, Provider is engaged in providing translation services for businesses.

  WHEREAS, Provider is engaged in providing streaming content for Internet websites.

  WHEREAS, Client is in the business of developing a multilingual Internet Portal, Online Community and Internet Services Provider.

  WHEREAS, Client is in need of the services which Provider provides and wishes to enter into a business arrangement with Provider to provide such services.

  IN CONSIDERATION of the promises and mutual covenants hereby contained, it is hereby agreed as follows and will confirm the arrangements, terms, and conditions pursuant to which Provider has been retained to serve as provider, consultant, and advisor to Client, on a non-exclusive basis. The undersigned hereby agrees to the following terms and conditions:

  1. TERM OF CONTRACT

  This Agreement will become effective on _____________________, and will continue in effect for a period of twelve (12) months unless earlier terminated pursuant to Section 5 of this Agreement.

  2. SERVICES TO BE PERFORMED BY PROVIDER

  Provider shall at the request of Client, upon reasonable notice, render the following services to Client from time to time.

   2.1 Duties of Provider.  Provider agrees to:

         a. Provide design consultation in the creation of the Amazescape.com website for Client.
         b. Provide streaming content for the amazefilms.com website which is to be developed by client.
         c. Provide translation services for the various help, descriptive, and other content appearing on the amazescape.com website, such translations to be in French, Spanish, Italian, Portuguese, and Mandarin
         d. Provide consultation in the installation of chinese language operating systems and software.

   2.2 Independent Contractor Status. It is the express intention of the parties that Provider be an independent contractor and not an employee, agent, joint venture, or partner of Client. Client shall not have
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the right to and shall not control the manner or prescribe the method by which
Provider performs the above-described services. Provider shall be entirely and solely responsible for its own actions and the actions of its agents, employees, or partners while engaged in the performance of services required by the Agreement.

   2.4 Use of Employees of Provider. Provider may, at its own expense, use any employee or subcontractors as he deems necessary to perform the services required of Provider by this Agreement. Client may not control, direct, or supervise Provider's employees or subcontractors in the performance of those services except as might hereinafter be agreed by both parties.

   2.5 Available Time. Provider agrees to provide a minimum of one hundred (100) man-hours per month in executing the requirements of the Agreement. Such man-hours to be cumulative for the duration of this contract. In any given month, Client may require Provider to deliver no more than 20 man-hours out of any accumulated, pre-paid time.

   2.6 Ownership of work product. Provider relinquishes all rights to the results of work completed on behalf of Client. The results of work completed under this Agreement is the sole property of Client. Provider relinquishes all rights of use or ownership of such product developed expressly for Client. Client acknowledges that there may be elements of the work product which is the property of Provider, however Provider agrees to assign complete and unrestricted rights of ownership of those elements to Client without further obligation on the part of the Client.

3. COMPENSATION

    3.1 Monthly Fee. None, except for re-imbursement for out-of-pocket expenses; and

    3.2 Client Stock. Provider agrees to accept shares of Client's common stock in compensation for services. Client common stock is hereby used to pre-pay for services to be provided in the following amounts.

                                                                Price per
                                                                   Share                  Shares
                 i. Design and Development           $160,000        $1                  160,000
                 ii. Streaming Content               $175,000        $1                  175,000
                 iii. Translation Services           $ 40,000        $1                   40,000

             Total                                   $375,000                            375,000


4. OBLIGATIONS OF CLIENT

   4.1 Cooperation Client shall comply with all reasonable requirements of Provider and provide access to all documents necessary for the performance of Provider's duties under this Agreement.

   4.2 Confidentiality Except in the course of the performance of its duties hereunder, Provider agrees that it shall not disclose any trade secrets, know-how, or other proprietary information not in the public domain, learned as a result of this Agreement, unless and until such information becomes generally known.

   4.3 Indemnification Client agrees to indemnify and hold harmless Provider from and against any and all claims, actions, losses, or damages, including legal fees, arising from the usage by Client and its customers of its services.

   4.4 No Warranties With respect to the services to be provided hereunder, Client, acknowledges that Provider makes no warranties, express or implied. As a result, Client, agrees that Provider shall not be liable for any claims or damages which may be suffered by Client, including but not limited to, loss of data as a result of delays, non-deliveries, or service interruptions caused by the fault or negligence of Provider.

   4.5 Domain Name: Client hereby waves any and all claims which it may have against Provider for any loss,
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damage, claim, or expense arising out of or in relation to the registration of the Domain Name in any on-line or off-line network directories, membership lists or registration lists, or the release of the Domain Name from such directories or lists following the termination of this Agreement.

5. TERMINATION OF AGREEMENT

   5.1 Termination on Notice Notwithstanding any other provision of this Agreement, either party may terminate this Agreement at any time by giving thirty (30) days written notice to the other party. Unless otherwise terminated as provided in this Agreement, this Agreement will continue in force for a period of twelve (12) months.

   5.2 Termination on Occurrence of Stated Even This Agreement will terminate automatically and immediately on the occurrence of any of the following events:

                 a. bankruptcy or insolvency of either party
                 b. non-payment or performance as stated in this Agreement by
                    Client

6. GENERAL PROVISIONS

   6.1 Further Acts Each party agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions and intent of this Agreement.

   6.2 Entire Agreement This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and may be amended only by a written instrument signed by the parties affected thereby, or their respective successors or assigns. This Agreement cancels and supersedes all prior agreements, if any, oral or written, among Client and Provider.

   6.3 Severability If any provision of this Agreement shall be held invalid, such invalidity shall not affect the other provision hereof, and to this extent the provisions of this Agreement are intended to be and shall be deemed severable.

   6.4 Counterparts This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

   6.5 Notices Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered personally or sent by registered or certified mail, postage prepaid and return receipt requested, to the address of the parties set forth in the first paragraph of this Agreement or at such address as may have been provided in like manner in writing to both parties to this Agreement. Any notice that is sent by mail under this Agreement shall be considered received on the date on which it is actually delivered to the premises of the party of whom it is properly addressed, such date to be conclusively evidenced by the date of the return receipt.

   6.6 Governing Law This Agreement shall be construed in accordance with, and governed by the laws of the State of New Jersey.

   6.7 Assignment No party to this Agreement may assign this Agreement or its right or obligations hereunder without the written consent of the other.

   6.8 Headings The headings of this Agreement are inserted solely for the convenience of reverence and are not part of, and are not intended to govern, limit or aid in the construction of any term or provision hereof.

   6.9 Pronouns All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

  6.10 Waiver No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.
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  6.11 Acknowledgment Concerning Counsel Each party acknowledges that it had the opportunity to employ separate and independent counsel of its own choosing in connection to this Agreement.

  6.12 Arbitration Any controversy, claim, misunderstanding, course of action, matter in question, breach, disagreement, dispute, or other related matter arising out of, or relating to this Agreement, or the relationship between the parties, shall be decided by mandatory binding arbitration before the American Arbitration Association, State of New Jersey. In such arbitration, the parties shall be entitled to full discovery rights accorded to litigants under the laws of the State of New Jersey. The prevailing party shall be entitled to recover costs and expenses incurred expenses incurred, including reasonable attorney's fees, related costs, and any advanced arbitration expenses.

  6.13 Indemnification Provider will indemnify and hold harmless, Client and its officers, directors, agents, and employees against any expenses, which may be incurred by Client as result of statements made by Provider which are inaccurate or misleading or the failure by Provider to state facts, which are necessary to be stated in order to make statements made not misleading.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.




CLIENT:                              AmazeScape.com Inc.

BY:                                  _____________________________
                                     Harrichand Persaud, CEO


Accepted by:                         Meglyn Enterprises Inc.


BY:                                  _____________________________
                                     Haripaul Pritipal, Controller.